Exhibit 99-B.8.48
FUND PARTICIPATION AGREEMENT

Aetna Life Insurance and Annuity Company (the "Company"), Aetna Series Fund, Inc. ("Fund"), on behalf of each series of the Fund specified on Schedule A attached hereto (as may be amended from time to time with the mutual consent of the parties hereto) ("Series"), and Aeltus Investment Management, Inc. ("Adviser") hereby agree to an arrangement whereby the Series shall be made available to serve as underlying investment media for Variable Annuity Contracts ("Contracts") to be issued by the Company.

1. Establishment of Account.

The Company represents that it has established Separate Account F and may establish such other accounts as may be set forth in Schedule B attached hereto (as may be amended from time to time with the mutual consent of the parties hereto) (the "Accounts"), each of which is a separate account under Connecticut Insurance law that is not required to be registered as an investment company under the Investment Company Act of 1940, to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

2. Pricing Information; Orders; Settlement.

(a)

The Fund will make shares of each Series available to be purchased by the Company, and will accept redemption orders from the Company, on behalf of each Account at the net asset value applicable to each order on those days on which the Series calculates its net asset value (a "Business Day"). Series shares shall be purchased and redeemed in such quantity and at such times as determined by the Company to be necessary to meet the requirements of those Contracts for which the Series serve as underlying investment media, provided, however, that the Board of Directors of the Fund (hereinafter the "Directors") may, upon reasonable notice to the Company, refuse to sell shares of any Series to any person, or suspend or terminate the offering of shares of any Series if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and/or any applicable state laws, necessary in the best interests of the shareholders of such Series.

(b)

The Fund will provide to the Company closing net asset value, dividend and capital gain information at the close of trading each day that the New York Stock Exchange (the "Exchange") is open (each such day a "Business Day"), and in no event later than 7:00 p.m. eastern time on such Business Day. The Company will send via facsimile or electronic transmission to the Fund or its specified agent orders to purchase and/or redeem Fund shares by 10:00 a.m. eastern time the following business day. Payment for net purchases will be wired by the Company to an account designated by the Fund to coincide with the order for shares of a Series.

(c)

The Fund hereby appoints the Company as its agent for the limited purpose of accepting purchase and redemption orders for Series shares relating to the Contracts from Contract owners or participants. Orders from Contract owners or participants received from any distributor of the Contracts (including affiliates of the Company) by the Company, acting as agent for the Fund, prior to the close of the Exchange on any given business day will be executed by the Fund at the net asset value determined as of the close of the Exchange on such Business Day, provided that the Fund receives written (or facsimile) notice of such order by 10 a.m. eastern time on the next following Business Day. Any orders received by the Company acting as agent on such day but after the close of the Exchange will be executed by the Fund at the net asset value determined as of the close of the Exchange on the next business day following the day of receipt of such order, provided that the Fund receives written (or facsimile) notice of such order by 10 a.m. eastern time within two days following the day of receipt of such order.

(d)

Payments for net redemptions of shares a Series will be wired by the Fund to an account designated by the Company. Payments for net purchases of the Fund will be wired by the Company to an account designated by the Fund on the same Business Day the Company places an order to purchase Fund shares. Payments shall be in federal funds transmitted by wire.

(e)

Each party has the right to rely on information or confirmations provided by the other party (or by any affiliate of the other party), and shall not be liable in the event that an error is a result of any misinformation supplied by the other party. ALIAC shall assume responsibility as herein described for any loss to a Series caused by a cancellation or correction made to an Instruction by a Plan Representative or Participant subsequent to the date as of which such Instruction has been received by ALIAC and originally relayed to Aeltus, and ALIAC will immediately pay such loss to such Series upon ALIAC's receipt of written notification, with supporting data. Aeltus shall indemnify and hold ALIAC harmless, from the effective date of this Agreement, against any amount ALIAC is required to pay to Plans, Plan Representatives, or Participants due to: (i) an incorrect calculation of a Series' daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or unreasonably late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Series, upon written notification by ALIAC, with supporting data, to Aeltus.

(f)

The Company agrees to purchase and redeem the shares of the Series named in this Agreement or in Schedule A hereof offered by the then-current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information. The Company shall not permit any person other than a Contract owner or Participant to give instructions to the Company which would require the Company to redeem or exchange shares of a Series. This provision shall not be construed to prohibit the Company from substituting shares of another fund, as permitted by law.

3. Expenses.

(a)

Except as otherwise provided in this Agreement, all expenses incident to the performance by the Fund under this Agreement shall be paid by the Fund, including the cost of registration of its shares with the Securities and Exchange Commission (the "SEC") and in states where required. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

(b)

The Fund or the Adviser shall provide to the Company periodic fund reports to shareholders and other materials that are required by law to be sent to Contract owners. In addition, the Fund or the Adviser shall provide the Company with a sufficient quantity of its prospectuses, statements of additional information and any supplements to any of these materials, to be used in connection with the offerings and transactions contemplated by this Agreement. In addition, the Fund shall provide the Company with a sufficient quantity of its proxy material that is required to be sent to Contract owners. The Adviser shall be permitted to review and approve the typeset form of such material prior to such printing provided such material has been provided by the Adviser to the Company within a reasonable period of time prior to typesetting.

(c)

In lieu of the Fund's or Adviser's providing printed copies of prospectuses, statements of additional information and any supplements to any of these materials, and periodic fund reports to shareholders, the Company shall have the right to request that the Fund transmit a copy of such materials in an electronic format (Post Script files), which the Company may use to have such materials printed together with similar materials of other Account funding media that the Company or any distributor will distribute to existing or prospective Contract owners or participants.

4. Representations.

The Company agrees that it and its agents shall not, without the written consent of the Fund or the Adviser, make representations concerning the Fund, or its shares except those contained in the then current prospectuses and in current printed sales literature approved by or deemed approved by the Fund or the Adviser.

5. Termination.

This agreement shall terminate as to the sale and issuance of new Contracts:

(a)	at the option of either the Company, the Adviser or the Fund, upon sixty days advance written notice to the other parties;
(b)

at the option of the Company, upon one week advance written notice to the Adviser and the Fund, if Fund shares are not available for any reason to meet the requirement of Contracts as determined by the Company. Reasonable advance notice of election to terminate shall be furnished by Company;

(c)

at the option of either the Company, the Adviser or the Fund, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Account, the Company, the Fund or the Adviser by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

(d)

upon the determination of the Accounts to substitute for the shares of a Series the shares of another investment company in accordance with the terms of the applicable Contracts. The Company will give 60 days written notice to the Fund and the Adviser of any decision to replace the shares of a Series;

(e)	upon assignment of this Agreement, unless made with the written consent of all other parties hereto;
(f)

if shares of a Series are not registered, issued or sold in conformance with Federal law or such law precludes the use of such shares as an underlying investment medium for Contracts issued or to be issued by the Company. Prompt notice shall be given by the appropriate party should such situation occur.

6. Continuation of Agreement.

Termination as the result of any cause listed in Section 5 shall not affect the Fund's obligation to furnish shares of its Series to Contracts then in force for which such shares serve or may serve as the underlying medium unless such further sale of Fund shares is prohibited by law or the SEC or other regulatory body.

7. Advertising Materials; Filed Documents.

(a)

Advertising and sales literature with respect to the Fund prepared by the Company or its agents for use in marketing its Contracts will be submitted to the Fund or its designee for review before such material is submitted to any regulatory body for review. No such material shall be used if the Fund or its designee reasonably objects to such use in writing, transmitted by facsimile within two business days after receipt of such material.

(b)

The Fund will provide additional copies of its financials as soon as available to the Company and at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to the Fund promptly after the filing of such document with the SEC or other regulatory authorities. At the Adviser's request, the Company will provide to the Adviser at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to the Account promptly after the filing of such document with the SEC or other regulatory authority.

(c)

The Fund or the Adviser will provide via Excel spreadsheet diskette format or in electronic transmission to the Company at least quarterly portfolio information necessary to update Fund profiles within seven business days following the end of each quarter.

8. Proxy Voting.

(a)	The Company shall provide pass-through voting privileges on shares of a Series held by the separate accounts to all Contract owners.
(b)

The Company will distribute to Contract owners all proxy material furnished by the Fund and will vote shares of a Series in accordance with instructions received from such Contract owners. The Company and its agents shall not oppose or interfere with the solicitation of proxies for shares of a Series held for such Contract owners and participants.

9. Indemnification.

(a)

The Company agrees to indemnify and hold harmless the Fund and the Adviser, and its directors, officers, employees, agents and each person, if any, who controls the Fund or its Adviser within the meaning of the Securities Act of 1933 (the "1933 Act") against any losses, claims, damages or liabilities to which the Fund or any such director, officer, employee, agent, or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectus or sales literature of the Company or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund) of the Company or its agents, with respect to the sale and distribution of Contracts for which shares of a Series are the underlying investment. The Company will reimburse any legal or other expenses reasonably incurred by the Fund or any such director, officer, employee, agent, investment adviser, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to the Company by the Fund specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by the Fund or Adviser in the performance of its duties or the Fund's or Adviser's reckless disregard of obligations or duties under this Agreement or to the Company, whichever is applicable. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b)

The Fund and the Adviser agree to indemnify and hold harmless the Company and its directors, officers, employees, agents and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectuses or sales literature of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or material fact required to be stated therein or necessary to make the statements therein not misleading. The Fund will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectuses which are in conformity with written materials furnished to the Fund by the Company specifically for use therein.

(c)

Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 9. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

10. Miscellaneous.

(a)	Amendment and Waiver. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.
(b)

Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To the Company:		To the Adviser:
	Aetna Life Insurance and Annuity Company 151 Farmington Avenue Hartford, Connecticut 06156		Aeltus Investment Management, Inc. 242 Trumbull Street Hartford, Connecticut 06103-1205

Attention:	Shaun P. Mathews	Attn:	Daniel F. Wilcox

To the Fund:

Aetna Series Fund, Inc.
151 Farmington Avenue
Hartford, Connecticut 06156

Attn:		J. Scott Fox

Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

(c)	Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
(d)

Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(e)

Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f)

Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

(g)	Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut.
(h)	It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.
(i)	The terms of this Agreement and the Schedules thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.
IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the 30th day of January, 1998.

AETNA LIFE INSURANCE AND ANNUITY COMPANY

By:	/s/ Deborah Koltenuk
Name:	Deborah Koltenuk
Title:	Vice President and Treasurer, Corporate Controller

AETNA SERIES FUND, INC.

By:	/s/ Frank J. Litwin
Name:	Frank Litwin
Title:	Vice President

AELTUS INVESTMENT MANAGEMENT, INC.

By:	/s/ J. Scott Fox
Name:	J. Scott Fox
Title:	Managing Director, Chief Operating Officer

Schedule A

Series of Aetna Series Fund, Inc.

Aetna Money Market Fund
Aetna Bond Fund
Aetna Balanced Fund
Aetna Growth and Income Fund
Aetna International Fund
Aetna Government Fund
Aetna Growth Fund
Aetna Small Company Fund
Aetna Index Plus Large Cap Fund
Aetna Ascent Fund
Aetna Crossroads Fund
Aetna Legacy Fund
Aetna High Yield Fund
Aetna Index Plus Bond Fund
Aetna Index Plus Mid Cap Fund
Aetna Index Plus Small Cap Fund
Aetna Mid Cap Fund
Aetna Real Estate Securities Fund
Aetna Value Opportunity Fund

Schedule B

(For any future separate accounts - See Section 1)
FIRST AMENDMENT TO FUND PARTICIPATION AGREEMENT

     THIS FIRST AMENDMENT TO THE FUND PARTICIPATION AGREEMENT (the "First Amendment") is made and entered into as of the 29th day of September, 2000 by and among AETNA LIFE INSURANCE AND ANNUITY COMPANY (the "Company"), Aetna Series Fund, Inc., on behalf of each of its series specified on Schedule A of the Original Agreement (defined below) (the "Fund"), and Aeltus Investment Management, Inc. ("Adviser").

WITNESSETH

     WHEREAS, the Company, Adviser and Fund have entered into a Fund Participation Agreement dated as of January 30, 1998 (the "Original Agreement").

     WHEREAS, the Company, Adviser and Fund now desire to amend and restate Schedules A and B to the Original Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and promises contained in the Original Agreement, the Company, Adviser and Fund hereby agree:

1.

to amend and restate Schedule A to the Original Agreement to (i) include Aetna Technology Fund and Aetna Money Market Fund; and (ii) remove Aetna High Yield Fund, Aetna Index Plus Bond Fund, Aetna Mid Cap Fund and Aetna Real Estate Securities Fund, effective as of August 25, 2000, the date on which such funds were liquidated;

2.

to amend and restate Schedule B to the Original Agreement to include, effective October 1, 2000, Variable Annuity Account B, Variable Annuity Account C and Variable Annuity Account D of the Company; and

3.	that the Original Agreement, as modified by this First Amendment, is ratified and confirmed.
IN WITNESS WHEREOF, the undersigned duly authorized officers of the Company, Adviser and Fund have executed this First Amendment as of the date first above written.
	AETNA LIFE INSURANCE AND ANNUITY COMPANY		AETNA SERIES FUND, INC.

By:	/s/ Laurie M. Tillinghast	By:	/s/ Frank J. Litwin

Name:	Laurie M. Tillinghast	Name:	Frank J. Litwin

Title:	Vice President	Title:	Vice President

AELTUS INVESTMENT MANAGEMENT, INC.

By:	/s/ J. Scott Fox

Name:	J. Scott Fox

Title:	Managing Director, COO

Schedule A
(Amended and Restated as of September 29, 2000

Series of Aetna Series Fund, Inc.

Aetna Bond Fund
Aetna Balanced Fund
Aetna Growth and Income Fund
Aetna International Fund
Aetna Government Fund
Aetna Growth Fund
Aetna Money Market Fund
Aetna Small Company Fund
Aetna Index Plus Large Cap Fund
Aetna Ascent Fund
Aetna Crossroads Fund
Aetna Legacy Fund
Aetna Index Plus Mid Cap Fund
Aetna Index Plus Small Cap Fund
Aetna Technology Fund
Aetna Value Opportunity Fund

Schedule B
(Amended and Restated Effective October 1, 2000)

Variable Annuity Account B of Aetna Life Insurance and Annuity Company
Variable Annuity Account C of Aetna Life Insurance and Annuity Company
Variable Annuity Account D of Aetna Life Insurance and Annuity Company